Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Howard Bancorp, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-4 and the related joint proxy and information statement/prospectus to be filed on November 9, 2017 by Howard Bancorp, Inc. of our report dated March 29, 2016 relating to the consolidated financial statements of Howard Bancorp, Inc. as of and for each of the years in the two-year period ended December 31, 2015 included in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

November 9, 2017

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

Members of